Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated April 3, 2006 on the consolidated balance sheet of Global Aircraft Solutions, Inc. as of December 31, 2005 and the related consolidated statements of operations, stockholders’ equity and cash flows for the year then ended which report appears in Global Aircraft Solutions, Inc.‘s Annual Report on Form 10-K filed with the Securities and Exchange Commission. We consent to the incorporation by reference of our report in the previously filed registration statement of Global Aircraft Solutions, Inc. (formerly Renegade Venture Corporation) on Form S-8 (File No. 333-109502 and 333-109473).

/s/    Epstein, Weber & Conover P.L.C.

Scottsdale, Arizona
April 19, 2007